Exhibit (g)(2)

BROWN BROTHERS HARRIMAN & CO.

Brown Brothers Harriman & Co.	Date: 7/5/13

The undersigned LOCAL SHARES INC. (the "Client") requests Brown Brothers Harriman & Co. (the "Custodian") to open and maintain Custody Account(s) and Cash Account(s) denominated in United States Dollars and in such other currencies as may be appropriate under the circumstances. All Cash Accounts shall be operated pursuant to the attached Exhibit 1 and the Custodian may take such actions in respect thereof as the Custodian may be instructed to take pursuant to an Instruction (as hereinafter defined). The Custodian shall hold or dispose of any property in the Custody Accounts) subject at all times to the Client's order and the following standing instructions which shall be effective until the Custodian receives written notice of change from the Client.

Instructions
The Custodian may act on any notice from the Client instructing the Custodian to act ("Instruction") provided the Custodian reasonably believes such notice to be authorized. It shall be the Client's responsibility to send Instructions to the Custodian through secured or electro-mechanical means including SWIFT, but the Custodian shall be protected in acting upon an Instruction sent by telefax, in writing or orally, provided the Custodian believes such Instruction to be authorized. In the event the Client elects to send Instructions via telefax, the Client acknowledges that the Custodian cannot assure receipt of such telefax Instructions, that the Custodian cannot verify that authorized signatures on a telefax are original or properly affixed, and that the Custodian shall not be responsible for actions taken in reliance on inaccurately stated, illegible or unauthorized telefax Instructions.

representations, warranties and covenants of the client
The Client represents and warrants that it is not resident in or organized under the laws of any country with which transactions or dealings are prohibited under a Sanctions Regime (defined as any governmental sanctions against countries, persons and entities that are imposed at any time by the US, the European Union and its member states ("EU"), the United Nations or any other jurisdiction, which Custodian must comply with). The Client further warrants that it is not owned or controlled by: (i) the government of any country with which transactions or dealings by any person are prohibited under a Sanctions Regime; (ii) a person or entity resident in or organized under the laws of any country with which transactions or dealings by any person are prohibited under a Sanctions Regime; or (iii) any person or entity on the List of Specially Designated Nationals and Blocked Persons published by the U.S. Treasury Department's Office of Foreign Assets Control ("OFAC") or any comparable Sanctions Regime lists .

The Client represents and warrants that it will not instruct or otherwise cause Custodian to hold any assets in custody or to engage in or facilitate any transaction that would cause Custodian to violate any Sanctions Regime, including any transaction or dealing with or involving (i) any person or entity subject to any Sanctions Regime, or (ii) any assets owned or controlled by a person or entity that is subject to any Sanctions Regime, or any fund or other investment vehicle that is invested in such assets in violation of any Sanctions Regime (collectively, the "Sanctioned Property"). The Client further represents and warrants that it will not instruct or cause Custodian to engage in any foreign exchange transaction related to any Sanctioned Property.

Communication with Issuing Companies
The Securities and Exchange Commission has adopted a rule to provide a means of direct communication between issuing companies and certain other third parties and their beneficial shareholders whose securities are registered in the name of a bank or other intermediary or its nominee. Under this rule, beneficial owners of securities have the right to decide whether they wish to have their names, addresses and security positions disclosed to authorized third parties.

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(INITIAL ONE OPTION ONLY)

X	YES - The Custodian is authorized to disclose the Client's name and address and the number of units held for any security positions.
NO - The Custodian is instructed NOT to disclose the Client's name and address and the number of units held for any security positions.

By signing this Agreement, the Client acknowledges that its failure to indicate a choice will require the Custodian to disclose the appropriate information if requested.

Income
Interest, dividends and other cash distributions are to be collected by the Custodian in current United States Dollars or other foreign currencies and credited to the Client's account(s) with the Custodian or with a subcustodian.

Principal
Matured or called securities or other cash payments on account of principal are lo be collected by the Custodian in current United States Dollars or other foreign currencies and credited to the Client's account(s) with the Custodian or with a subcustodian.

Registration
Except as set forth in the following two sentences of this paragraph, securities to be held by the Custodian in form requiring registration are to be registered in the name of the Custodian or in the name of a nominee of the Custodian or, in the case of foreign securities, in the name of a subcustodian or in the name of a nominee of a subcustodian. Unless prior, written authority has been obtained from the Custodian, securities subject to transfer restrictions may not generally be registered in the name of the Custodian or a subcustodian nor in the name of a nominee of the Custodian or a subcustodian. Such restricted securities, when received by the Custodian or the subcustodian, which are registered counter to these limitations will, on Instructions provided by the Client at the request of the Custodian, be appropriately re-registered.

Securities
The Custodian may, without specific instruction from the Client, take such actions in respect of securities held in the Client's Custody Account(s) as the Custodian customarily takes in the course of administering custody duties. The Custodian shall take any other actions (including, without limitation, in respect of corporate actions requiring investment decisions) only upon receipt of an Instruction. The Custodian may effect any Instruction to deliver or receive securities against payment in accordance with local custom or practice, even if market practice does not call for delivery or receipt against payment.

Responsibility
As custodian of the securities held for the Client, the Custodian will exercise reasonable care and diligence under the circumstances prevailing in the market in which action is taken or securities are held. The Client hereby indemnifies and holds the Custodian harmless against any losses, costs or expenses the Custodian may suffer or incur as a result of (i) any actions taken under this Agreement except those resulting from the Custodian's negligence, bad faith or willful misconduct, (ii) any legal action the Custodian undertakes in good faith in respect of securities held in its custody pursuant to the Client's Instruction, (iii) any actions taken in reliance on Instructions, and (iv) any taxes incurred or assessed against the Custodian in respect of securities or other property the Custodian holds on the Client's behalf. The Custodian will not be held accountable for delays or losses resulting from (i) failure to receive timely and suitable notification concerning income, redemptions, exchanges and other developments in securities

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in the Client's Account(s) with the Custodian; (ii) force majeure, acts of God, investment risks, Sanctions Risk (defined as, with respect to the acquisition, ownership, settlement or custody of investments in a jurisdiction, all risks relating to, or arising in consequence of the Custodian complying with one or more Sanctions Regimes, including the risk that if Custodian reasonably believes it has come into possession or control of any Sanctioned Property as a result of its performance of this Agreement, Custodian may be required by one or more Sanctions Regime to block (i.e. prevent further movement of) such Sanctioned Property and report any related activity to relevant government authorities. The Client acknowledges that if multiple Sanctions Regimes apply (including OFAC), the Custodian will comply with the most restrictive of the applicable regimes) and other events beyond the Custodian's reasonable control, and (Hi) acts of a government, whether de facto or de jure, that prevent or delay the Custodian from acting in accordance with the terms hereof, including, without limitation, expropriation, confiscation and currency devaluation. The Client understands that the Custodian may avail itself of the services of a securities depository or clearing corporation, including, without limitation, The Depository Trust Company, The Participants Trust Company and The Federal Reserve Bank in the United States. Securities held in such central depositories or clearing corporations shall be held subject to the rules and regulations of such institutions and shall, where appropriate, be registered in accordance with their normal practice. The Custodian shall not be responsible to the Client for any loss or damage to property held at such securities depository or clearing corporation except to the extent the Custodian recovers from such securities depository or clearing corporation. In no event shall the Custodian be liable hereunder for any special, indirect, punitive or consequential damages arising out of, pursuant to or in connection with this Agreement even if the Custodian has been advised of the possibility of such damages.

The Client understands that the Custodian may, from time to time and in the Custodian's sole discretion, advance funds on behalf of the Client to facilitate the settlement of securities transactions or the administration of the account(s). In the event of such an advance, the Custodian shall have all the rights afforded the Custodian by common law or by statute, including, without limitation, the rights of a financial intermediary under the Uniform Commercial Code in effect in New York. The Custodian shall have a first priority security interest in securities and cash in the account(s) to the extent and for the duration of any such advance.

Registration document Completion Service
Each Client may appoint the Custodian to further provide registration document completion services for account openings, name changes, conversions, mergers, market-specific licensing renewals, account closings and other events, and for such markets, as may be agreed between each Client and the Custodian from time to time (the "Registration Services"). Each Client shall pay Custodian such fees as may be agreed between the parties from time to time with respect to the Registration Services in accordance with the '"Fees and Charges" section hereof. Each Client further acknowledges and agrees that: (i) as part of the Registration Services, the Custodian will complete registration documentation for the agreed markets on behalf of the Client and then forward such documentation to the Client or any person or entity authorized to give Instructions for or on behalf of the Client (an "Authorized Person") for final review and signature on behalf of the Client; (ii) by the Client or an Authorized Person signing and submitting the aforementioned documentation to the Custodian no behalf of the Client (the "Submitted Documents"), the Client shall be deemed to have confirmed to the Custodian that the Client has reviewed the Submitted Documents and has determined that all of the information contained therein is accurate and complete; (iii) the submission of the Submitted Documents to the Custodian, shall be deemed an Instruction under the "Instructions" section hereof to open one or more accounts in the referenced market (in accordance with the information provided in the Submitted Documents) and to provide the Submitted Documents and/or the information contained therein to the Subcustodian in the referenced market (and where applicable, for further submission to the relevant Securities Depository, exchanges, regulatory and tax authorities, tax agents and/or brokers in the referenced market).

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Confidentiality
The Custodian agrees that all information in relation to the Client and to the assets and liabilities of the Client, which is given to or obtained by the Custodian in whatever capacity (all such information being referred to hereafter as "Information"), shall be treated as confidential and held in confidence, except that the Custodian, its affiliates and the partners, officers, employees, auditors and counsel of the Custodian (all such entities and persons are referred to hereafter as a "Representative") are hereby granted permission to disclose Information as follows:

(a)	to any person or entity at the request or with the permission of the Client;

(b)	to any Representative; and

(c)
to any person or entity in response to a lawful request, examination or inquiry by a United Slates federal or state government agency; a subpoena or other order issued by any court, administrative agency or securities regulator having jurisdiction over the Representative responding thereto; or otherwise in accordance with the laws or regulations applicable to the Representative responding thereto.

(d)	Representative is permitted to obtain and retain Information regarding the account at the office of the relevant affiliate in order to comply with applicable laws and regulations.

The authorization contained herein may not be withdrawn or limited in any way as to scope or time and constitutes a waiver which may not be withdrawn or limited by the Client or any statutory or common law rights of confidentiality or duties of confidentiality applicable under the laws of those jurisdictions of the Representatives and the Client as such laws currently exist or may be amended in the future. Any Representative who relies in good faith on the advice of counsel in acting under this section shall be deemed authorized by this section and protected in so acting.

Securities of Foreign Issue or precious Metals
The Custodian engages banks and other financial organizations to hold and service securities of foreign issue and precious metals as a subcustodian on behalf of its clients. The Custodian shall exercise reasonable care in the selection and monitoring of such subcustodians but does not guarantee the performance of such subcustodians. The Custodian will not be held accountable for the default or negligence of such subcustodians or any securities depository whose services they utilize or for their inability to comply with the Client's Instructions. Securities of foreign issue may be held in or through central depositories or clearing corporations in accordance with local market practice or convention. Neither the Custodian nor any subcustodian shall be responsible to the Client for any loss or damage to property held at such securities depository or clearing corporation except to the extent the Custodian recovers from such securities depository or clearing corporation.

use of Agents The Custodian may at any time or times in its discretion appoint (and may at any time remove) any other affiliate, bank, trust fund or subcontractor as its agent (each an "Agent" and collectively, the "Agents"), in addition to subcustodians, to carry out such provisions of this Agreement as it may from time to time direct, including in connection with use of any securities depository or clearing corporation. The Custodian shall exercise reasonable care in the selection and monitoring of such Agents. The appointment of an Agent shall not relieve the Custodian of its obligations under this Agreement.

Orders for the Sale of Securities
The Client hereby certifies that, in the event the Custodian receives from the Client an order to sell

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securities that are not held in the Client's Custody Account(s) or are not to the Custodian's knowledge in transit, such order shall constitute a designation by the Client that such securities either have been forwarded to the Custodian for the Client's account(s) or will be so forwarded promptly.

Fees and Charges
The Client shall pay the Custodian the fees and charges as to which Client and Custodian agree from time to time.

Governing Law
THIS AGREEMENT SHALL BE CONSTRUED IN ACCORDANCE WITH, AND BE GOVERNED BY, THE LAWS OF THE STATE OF NEW YORK, WITHOUT GIVING EFFECT TO THE CONFLICTS OF LAW OF SUCH STATE. BY SIGNING THIS AGREEMENT, THE CLIENT AND THE CUSTODIAN IRREVOCABLY CONSENT TO THE EXCLUSIVE JURISDICTION OF THE COURTS OF THE STATE OF NEW YORK AND THE FEDERAL COURTS LOCATED IN NEW YORK CITY IN THE BOROUGH OF MANHATTAN.

Notices
Any notices to be sent or delivered under this Agreement shall be sent in accordance with the attached Exhibit 2.

Duration and Termination of Agreement
This Agreement has an unlimited duration and will be valid as of the date first written above. Either party may terminate this Agreement upon thirty (30) days' written notice to the other party. Any termination of this Agreement shall not affect any instruction received by the Custodian prior to the effective date of such termination or any obligations arising in respect thereto. Additionally, any indemnifications granted under this Agreement shall not be affected by such termination.

Except as specifically provided herein, this Agreement constitutes the entire agreement between the parties with respect to the subject matter hereof. Accordingly, this Agreement supersedes any custody agreement or other oral or written agreements heretofore in effect between us with respect to the custody of securities or other properly of the Client,

The Client may terminate this Agreement at any time by notice to the Custodian effective immediately if:

a)	the Custodian shall fail in any material respect to perform its obligations under this Agreement;

b)
the Custodian shall be adjudged bankrupt or insolvent, or there shall be commenced against the Custodian a case under any applicable bankruptcy, insolvency, or other similar law now or hereafter in effect;

c)
any change in any applicable law, rule or regulation or in the interpretation or administration thereof that may reasonably be expected to have an adverse effect on the Client with respect to any securities or cash or the services provided under this Agreement.

Upon termination of this Agreement, the Custodian shall deliver to the Client a full and complete report of all transactions which have occurred from the date of its last report to the date of termination. Upon receiving a notice of termination, the Custodian shall deliver the securities held in the Custody Account(s) and pay cash in the Cash Account(s) as designated by the Client in written Instructions. The Custodian shall continue to hold such securities and cash subject to this Agreement until such Instructions are given.

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AMENDMENTS
The Custodian may amend this Agreement by sending the Client notice of amendment. Any such amendment will be effective on the date specified in the notice (which, in the case of any change in fees or charges, will be no less than thirty (30) calendar days from the date of the notice). Any use of accounts, products or services the Client obtains from the Custodian after such date will constitute the Client's agreement to such amendment. Any proposal by the Client to amend or modify this Agreement must be in writing and is only effective if accepted in writing by the Custodian.

The Custodian is a licensed private bank and a member firm of the New York Stock Exchange ("NYSE") and other major stock exchanges in the United States, in the conduct of its business, the Custodian is governed by the rules and regulations of the Banking Department of the State of New York and of the NYSE.

As a member firm of the NYSE, the Custodian executes orders for the purchase and sale of securities solely as agent for its customers. As a bank, the Custodian is not permitted to underwrite securities and it does not, for its own account, deal in securities, other than United States Government securities and general obligations of states and municipalities of the United States. The Custodian does not maintain margin accounts nor does the Custodian accept orders for "short" sales.

Brown Brothers Harriman & Co.

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BROWN BROTHERS HARRIMAN & CO.

Signature page
The undersigned acknowledges that I (we) have received a copy of this document.

	LOCAL SHARES INC.	[Use this column if two signatures are required.]

1.	/s/ Elizabeth S. Courtney
	Signature	Signature

Elizabeth S. Courtney
2.	Printed Name	Printed Name

CEO
3.	Capacity	Capacity
Please enter the capacity in which you are signing if other than individually or as joint tenant. (Examples: Corporate Officer, General Partner, Trustee, Executor, Guardian, Attorney-in-Fact)

4.	7/5/13
	Date	Date

Accepted and agreed:

/s/ Michael A. Saunders
Brown Brothers Harriman & Co.

Michael A. Saunders Managing Director
Printed Name and Title

7/11/13
Date

Account Number

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Brown Brothers Harriman & Co. ("BBH&Co.") is a limited partnership organized under the laws of the United States of America ("US") and is subject to the US Treasury Regulations set forth under 31 CFR 500, et seq. BBH&Co. may not establish any relationship with any Prohibited Person or Entity as such term is defined under the regulations. No customer of BBH&Co. may be owned or controlled by an entity or person: (i) that is listed in the Annex to, or is otherwise subject to the provisions of Executive Order 13224, issued on September 24, 2001 ("E013224") <www.treasury gov/offices/enforcement/ofac/programs/terror/terror.pdf>; (ii) whose name appears on the United States Treasury Department's Office of Foreign Assets Control ("OFAC") most current fist of "Specifically Designated National and Blocked Persons" (which list may be published from time to time in various mediums including, but not limited to, the OFAC website: (iii) who commits, threatens to commit or supports "terrorism", as such term is defined in E013224; or (iv) who is otherwise affiliated with any entity or person listed above (any and all parties or persons described in clauses (i) through (iv) above are herein referred to as a "Prohibited Person").

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EXHIBIT 1

CASH ACCOUNTS
GENERAL TERMS AND CONDITIONS

Following are the general terms and conditions in respect of all cash accounts (including Demand Deposit Bank Accounts) held by Brown Brothers Harriman & Co. ("BBH&Co.") pursuant to a Custodian Agreement.

Cash accounts opened and maintained on the books of BBH&Co. ("BBH Accounts") shall be opened in the name of the depositor. Subject always to the force majeure provisions of the Custodian Agreement, the Custodian shall be liable for repayment of any and all deposits carried on its books as principal, whether denominated in United States Dollars or in other currencies.

Where applicable, cash accounts opened and maintained on the books of a duly appointed subcustodian may be opened in the name of the depositor or BBH&Co. or in the name of BBH&Co. for its customers generally ("Agency Accounts"). Such deposits shall be treated as portfolio securities, and accordingly, BBH&Co. shall be responsible for the exercise of reasonable care in respect of the administration of such Agency Accounts but shall not be liable for their repayment in the event the subcustodian fails to make repayment (including in the event of the subcustodian's bankruptcy or insolvency). Agency Accounts shall also have the benefit of the force majeure provisions of the Custodian Agreement.

BBH&Co. shall not be liable for any loss or damage arising from the applicability of any law or regulation now or hereafter in effect, or from the occurrence of any event, which may delay or affect the transferability, convertibility or availability of any currency in the country (i) in which such BBH or Agency Accounts are maintained or (ii) in which such currency is issued, and in no event shall BBH&Co. be obligated to make payment of a deposit denominated in a currency during the period during which its transferability, convertibility or availability has been affected by any such law, regulation or event. Without limiting the generality of the foregoing, neither BBH&Co. nor any subcustodian shall be required to repay any deposit made at a foreign branch of either BBH&Co. or such subcustodian if such branch cannot repay the deposit due to (i) an act of war, insurrection or civil strife; or (ii) an action by a foreign government or instrumentality, whether de jure or de facto, in the country in which the branch is located preventing such repayment, unless BBH&Co. or such subcustodian expressly agrees in writing to repay the deposit under such circumstances.

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EXHIBIT 1 - CONTINUED

CASH ACCOUNTS
GENERAL TERMS AND CONDITIONS

All currency transactions in any account opened pursuant to a Custodian Agreement are subject to exchange control regulations of the United States and of the country where such currency is the lawful currency or where the account is maintained. Any taxes, costs, charges or fees imposed on the convertibility of a currency held by the depositor shall be for the account of the depositor.

BBH&Co. shall make payments from or deposits to any account in the course of its administrative duties including, but not limited to income collection with respect to a depositor's investments, and otherwise in accordance with Instructions. BBH&Co. and its subcustodians shall be required to credit amounts to the cash account(s) only when monies are actually received in cleared funds in accordance with banking practice in the country and currency of deposit. Any credit made to any BBH Account or Agency Account before actual receipt of good funds shall be provisional and may be reversed by BBH&Co. in the event such payment is not actually collected. Unless otherwise specifically agreed in writing by BBH&Co. or any subcustodian, all deposits shall be payable only at the branch of BBH&Co. or subcustodian where the deposit is made or carried.

For purposes hereof, deposits maintained in all BBH Accounts (whether or not denominated in United States Dollars) shall collectively constitute a single and indivisible current account with respect to the depositor's obligations to BBH&Co., or its assignee, and balances in such BBH Accounts shall be available for satisfaction of the depositor's obligations hereunder. BBH&Co. shall further have a light of offset against the balances in any Agency Account maintained hereunder to the extent that the aggregate of all BBH Accounts is overdrawn.

In the event that a Funds Transfer Agreement is executed between us, such Agreement shall comprise a designation of form of a means of delivering instructions in respect of the Cash Account(s).

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EXHIBIT 2

NOTICES

Notices and other writings contemplated by this Agreement, other than Instructions, shall be delivered (a) by hand, (b) by first class registered or certified mail, postage prepaid, return receipt requested, (c) by a nationally recognized overnight courier or (d) by facsimile transmission, provided that any notice or other writing sent by facsimile transmission shall also be mailed, postage prepaid, to the party to whom such notice is addressed. All such notices shall be addressed, as follows:

If to the Client:	Local Shares Inc.

115 29th Avenue

Nashville, TN 37212

Attention: Beth Courtney

Telephone: 615 739 5118

Telefax: 615 327 8039

If to the Custodian:	Brown Brothers Harriman & Co.

40 Water Street, Boston, MA 02109

Attention: Office of the General Counsel

Telephone: 617 772 1818

Telefax: 617 772 2235

or at such other address as the Client or the Custodian may have designated in writing to the other.

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